Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 10, 2025 (the “Effective Date”), by and between Flux Power Holdings, Inc., a Nevada corporation with its principal place of business at 2685 S. MELROSE DRIVE, VISTA CA 92081 (the “Company”), and Krishna Vanka, an individual residing in the state of California (“Employee”). Employee and the Company also referred to herein each as a “party” and collectively as “parties.”

RECITALS

WHEREAS, Company desires to engage the services of the Employee and Employee desires to provide such services pursuant to the terms of this Agreement;

WHEREAS, the Company and Employee desire to formally memorialize and set forth the terms and conditions pursuant to which Employee is employed by the Company;

WHEREAS, the Company recognizes that Employee has gained extensive knowledge and experience in Employee’s career, and that such knowledge and experience have significant value to the Company; and

WHEREAS, the Company and Employee desire that Employee provide such knowledge and experience to the Company subject to the provisions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

AGREEMENT

Section 1. Definitions.

(a) “Accrued Obligations” shall mean: (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) all accrued but unused PTO through the date of termination of Employee’s employment, and (iii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 below.

(b) “Base Salary” shall mean the salary provided for in Section 3(a) below or any increased or decreased salary pursuant to Section 3(a), exclusive of any other compensation received by Employee regardless of form.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean: (i) Employee’s willful and material failure to provide the Services required by this Agreement, including, but not limited to, Employee’s bad faith failure to obey any lawful directive of the Company’s Board, (ii) a breach of the Employee’s duty of loyalty to the Company, (iii) a breach of Employee’s fiduciary duties to the Company (iii) Employee’s personal dishonesty or willful misconduct in the performance of his duties to the Company, (iv) Employee’s conviction of, or plea of guilty or no contest to, a felony involving moral turpitude that materially and demonstrably injures the Company, and/or (v) Employee’s material breach of this Agreement after receiving written notice from the Company and failing to cure such breach within a reasonable period (not less than 30 days). Except as set forth above, any determination of “Cause” shall be reasonably determined by the Board in good faith.

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(e) “Compensation Committee” shall mean the Company’s Compensation Committee of the Board.

(f) “Change in Control” shall mean an event involving one transaction or a related series of transactions, in which: (i) the Company issues securities equal to 50% or more of the Company’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership, limited liability company, or other entity, including a “group” within the meaning of Exchange Act Rule 13d-3, (ii) the Company issues voting securities equal to 50% or more of the issued and outstanding voting stock of the Company in connection with a merger, consolidation other business combination, (iii) the Company is acquired in a merger, consolidation, combination or reorganization in which the Company is not the surviving company, or (iv) all or substantially all of the Company’s assets are sold or transferred. For the purpose of “Change in Control” definition, the term “Company” will be interpreted to include the Flux Power, Inc., a California corporation, if applicable.

(g) “Change in Control Termination” shall have the meaning set forth in Section 7(e).

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Company” shall have the meaning set forth in the preamble hereto.

(j) “Competitive Activities” shall mean any business activities involving, or related to: (i) the design, develop, manufacture, supply, sale, distribution and support of lithium-ion battery and related products, and/or (ii) any other products or services which the Company or its subsidiaries design, develop, manufacture, supply, sell, distribute or provide (or have committed plans to develop, design, supply, manufacture, sell, distribute or provide) during the term of Employee’s employment by the Company.

(k) “Confidential Information” shall mean all confidential information, proprietary information, and/or Trade Secret Information belonging to the Company including, but not limited to, customer lists, customer identities and information, information regarding service providers, manufacturing processes, product designs or other intellectual property, marketing data or plans, sales data or plans, management organization information, operating policies or manuals, business plans, operations or techniques, financial records or data, or other financial, commercial, business or technical information: (i) of or relating to the Company or any of its subsidiaries, or (ii) that the Company or any of its subsidiaries may receive belonging to suppliers, customers or other Persons who do business with the Company or its subsidiaries. However, Confidential Information shall not include any information that is in the public domain or hereafter enters the public domain, in each case, without the breach by Employee of Employee’s obligations under this Agreement.

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(l) “Developments” shall have the meaning set forth in Section 8.

(m) “Disability” shall mean the Employee’s inability, due to physical or mental incapacity, to perform the essential functions of the Employee’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period. Any question as to the existence of the Employee’s Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

(n) “Effective Date” shall have the meaning set forth in the preamble.

(o) “Employee” shall have the meaning set forth in the preamble hereto.

(p) “Parachute Payment” shall have the meaning set forth in Section 12(b).

(q) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

(r) “Release Expiration Date” shall mean the date which is twenty-one (21) days following Employee’s termination of employment, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date which is forty-five (45) days following Employee’s termination of employment.

(s) “Release” shall mean a written release agreement signed by Employee in favor of the Company, its subsidiaries, its affiliates, and any other Persons required by the Company, which shall be in a form and which shall contain content acceptable to the Company, and which shall include, in addition to any other terms required by the Company, appropriate non-disparagement provisions, appropriate confidentiality provisions, and a general release pursuant to California Civil Code §1542.

(t) “Services” shall mean such duties as are customarily performed by one holding such the position of CEO and President in other businesses or enterprises of the same or similar nature, as well as such other duties and responsibilities as the Company’s CEO, President, and/or the Board shall reasonably assign to Employee from time to time, including duties and responsibilities relating to the Company’s wholly-owned and partially owned subsidiaries and other affiliates.

(u) “Term of Employment” shall have the meaning set forth in Section 2(a) below.

(v) “Trade Secret Information” shall mean means information belonging to the Company, including formulas, patterns, compilations, programs, devices, methods, techniques, or processes, that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and that is the subject of reasonable efforts by the Company to keep secret.

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Section 2. Employment by Company.

(a) Term of Employment; Employment Status; At-Will Employment. Employee shall provide the Services pursuant to this Agreement from the Effective Date until the termination of Employee’s employment for any reason (such period, the “Term of Employment”). Employee shall be employed by the Company on an “at-will” basis, meaning either the Company or Employee may terminate Employee’s employment at any time, with or without Cause or advanced notice. Notwithstanding the foregoing, or anything to the contrary herein, nothing in this Agreement: (i) confers upon Employee the right to continue in the employment of the Company or to the right to hold any particular office or position with the Company, (ii) except as set forth herein, entitles Employee to receive any specified annual salary or bonus or other compensation or (iii) interferes with or restricts in any way the right of the Company to terminate Employee’s employment at any time, with or without Cause.

(b) Position. Company agrees to hire Employee in the position of Chief Executive Officer (“CEO”) and President of the Company. As the Company’s CEO and President, Employee shall report to the Board. The Employee further agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that any amounts received from such corporation may be offset against the amounts due hereunder. In addition, it is agreed that the Company may assign the Employee to one of its subsidiaries for payroll purposes, but such assignment shall not relieve the Company of its obligations hereunder.

(c) Employment Duties; Conflicting Activities. Employee shall devote Employee’s full business time, attention, skill, and best efforts to the performance of Employee’s duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that: (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of Employee’s duties for the Company, or (iii) interferes with the exercise of Employee’s duty to act in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from: (a) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (b) engaging in charitable activities and community affairs, and (c) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (a), (b) and (c) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder.

(d) Place of Employment. Except as authorized by the Company, Employee shall be required to provide the Services in-person at the Company’s headquarters in Vista, California (or such other location as may be designated as the Company’s corporate headquarters by the Board in its sole and exclusive discretion), although Employee understands and agrees that Employee will be required to travel from time to time for business reasons.

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Section 3. Compensation. As consideration for the Services, the representations and warranties contained herein, and performing the Employee’s other obligations under this Agreement:

(a) Base Salary. The Company shall initially pay the Employee an annualized Base Salary of $400,000. On or before July 2026, and annually thereafter, the Employee’s Base Salary shall be reviewed by the Board or the Compensation Committee to assess performance and potential merit-based increases. Any such increases shall be determined in the sole and exclusive discretion of the Board or the Compensation Committee and will be paid in accordance with the regular payroll practices of the Company.

(b) Annual Bonus and Equity Compensation.

(i) Employee shall be eligible to receive an annual target cash bonus and/or awards of restricted stock units or other equity-based incentive upon any terms that may be established by the Board or the Compensation Committee in their sole and exclusive discretion.

(ii) As an initial incentive for achieving key financial milestones, you will be awarded a cash bonus of $100,000 if the Company’s average EBITDA in net positive over the next nine months (end of the calendar year), indicating sustained profitability.

(iii) Beginning fiscal year 2026 (which begins July 2025), and in each fiscal year thereafter, the Employee will have the ability to achieve a cash bonus of up to 150% of Base Salary based on budget performance goals as determined by the Board or the Compensation Committee.

(iv) Beginning fiscal year 2026 (which begins July 2025), and in each fiscal year thereafter, the Employee will be granted a time-based restricted stock units under an approved equity incentive plan equal to 50% of the Employee’s Base Salary (“Time RSUs”). The Time RSUs will vest in three (3) equal annual installments until fully vested on the three-year anniversary of the applicable grant date, and be subject to double-trigger acceleration upon a change of control. The number of shares subject to the applicable Time RSUs will be determined by dividing 50% of the Employee’s then effective Base Salary by the closing price of the Company’s common stock on The NASDAQ Capital Market (or any national securities exchange or OTC market on which the Company’s common stock then trades) on the day of the grant.

(v) Beginning fiscal year 2026 (which begins July 2025), and in each fiscal year thereafter, Employee will be granted a performance based restricted stock units (“PSUs”) under an approved equity incentive plan equal to a target of 50% of the Employee’s Base Salary which will be eligible to vest based on budget performance goals as determined by the Board or the Compensation Committee, including an opportunity to earn PSUs at a maximum level of up to 150% of the Employee’s Base Salary. Any PSUs for which the performance criteria are satisfied will cliff-vest on the third anniversary of the grant date, and be subject to double-trigger acceleration upon a change of control. The number of shares subject to the applicable PSUs will be determined by dividing 50% of the Employee’s then effective Base Salary by the closing price of the Company’s common stock on The NASDAQ Capital Market (or any national securities exchange or OTC market on which the Company’s common stock then trades) on the day of the grant.

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(c) Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Employee. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 4. Employee Benefits. During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided to other senior executives of the Company, subject to any applicable terms and conditions. Also, during the Term of Employment, Employee shall be entitled to the same number of holidays, vacation days, sick days, and other benefits as are generally allowed to senior executives of the Company, subject to any policies and practices of the Company applicable thereto.

Section 5. Key-Man Insurance. At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy but agrees to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by each insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 6. Reimbursement of Business Expenses. During the Term of Employment, Employee is authorized to incur reasonable business expenses necessary for the performance of the Services, and the Company shall promptly reimburse Employee for all such expenses following its receipt of any documentation required by the Company’s policies.

Section 7. Termination of Employment.

(a) General. Notwithstanding Section 2, or anything to the contrary herein, the Term of Employment shall terminate upon the earliest to occur of: (i) Employee’s death, (ii) a termination of Employee’s employment by the Company with or without Cause, or (iii) a termination by Employee. Upon any termination of Employee’s employment for any reason, unless otherwise requested by the Company in writing, Employee shall immediately resign from any and all directorships, committee memberships, or any other positions Employee holds with the Company or any of its subsidiaries or affiliates that the Employee did not automatically cease to hold as the result of Employee’s termination.

(b) Termination due to Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death and the Company may terminate Employee’s employment on account of the Employee’s Disability. In the event Employee’s employment is terminated due to Employee’s death or Disability, Employee’s estate or beneficiaries, as the case may be, shall be entitled to the Accrued Obligations. Following such termination of Employee’s employment by the reason of death or Disability, except as set forth in this Section 7(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

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(c) Termination by the Company for Cause. The Company may terminate Employee’s employment at any time for Cause. In the event the Company terminates Employee’s employment for Cause, Employee shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 7(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause. In the event Employee’s employment is terminated by the Company without Cause (other than due to death) during the Term of Employment, Employee shall be entitled to receive:

(i) The Accrued Obligations; and

(ii) Subject to the limitations set forth in Section 12(b), within thirty (30) days (or forty-five (45) days in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967)) after the date that Employee executes and delivers a Release to the Company, or, to the extent required by Section 409A of Code, on the first day of the seventh month following such date, and subject to the Release under Section 7(i), as a severance payment for services previously rendered to the Company, a lump sum equal to twelve (12) months of Base Salary (at the rate in effect immediately prior to the date Employee’s employment terminates).

Following such termination of Employee’s employment without Cause, except as set forth in this Section 7(d) and Section 7(h), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Change in Control Termination. If (i) a Change in Control occurs during the Term of Employment, (ii) within twenty-four (24) months after the effective date of such Change in Control, the occurrence of one or more of the following conditions; (X) failure by the Company to comply with any provision of this Agreement, (Y) reduction of Employee’s Base Salary without the prior written consent of the Employee, or (Z) a substantial and material diminution in Employee’s title, duties or responsibilities which the Employee currently maintains without the prior written consent of the Employee, and (iii) within ninety (90) days thereafter Employee or the Company terminates Employee’s employment (an employment termination that satisfies the foregoing conditions, a “Change in Control Termination”), then Employee shall be entitled to receive:

(i) The Accrued Obligations; and

(ii) Subject to the limitations set forth in Section 12(b), within thirty (30) days (or forty-five (45) days in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967)) after the date that Employee executes and delivers a Release to the Company or, to the extent required by Section 409A of the Code, on the first day of the seventh month following such date, and subject to the Release under Section 7(i), a lump sum equal to twelve (12) months of Base Salary in effect immediately prior to the date Employee’s employment terminates (without regard to any decrease in the rate of Employee’s Base Salary made after such Change in Control).

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Following such termination of Employee’s employment, except as set forth in this Section 7(e) and Section 7(h) of this Agreement, Employee shall have no further right to any compensation or any other benefits under this Agreement.

(f) Termination by Employee. Employee may terminate Employee’s employment with the Company at any time. In the event of a termination of employment by Employee, other than a termination of employment by Employee that qualifies as a Change in Control Termination, Employee shall be entitled only to the Accrued Obligations. Following such termination by Employee, except as set forth in this Section 7(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Benefits. Upon the occurrence of a termination of Employee’s employment pursuant to Sections 7(d) or (e), the Company shall also cause to be continued, for a period of twelve (12) months, such life, medical and dental insurance coverage as is otherwise maintained by the Company for full-time employees (based on the Base Salary in effect immediately prior to the date Employee’s employment terminates), subject to the limitations set forth in such plans, programs or policies, provided that Employee shall continue to pay all amounts in respect of such coverage that an employee receiving the same level of coverage is or would be required to pay (the employee contribution).

(h) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Sections 7(d), (e), or (g) (other than the Accrued Obligations), Employee shall have executed, on or prior to the Release Expiration Date, a Release, and that any waiting periods contained in such Release have expired. In the event that Employee fails to execute a Release in favor of the Company and its subsidiaries and affiliates and their respective related parties on or prior to the Release Expiration Date, Employee shall not be entitled to any payments or benefits pursuant to Sections 7(d), (e), or (g) (other than the Accrued Obligations).

(i) Exclusive Rights. The severance benefits specified in Section 7 shall be in lieu of any severance pay or other severance benefit that the Company may provide to terminated employees pursuant to policies of the Company that may at that time be in effect and (ii) shall not in any way affect Employee’s entitlement to the receipt of a pro-rated cash bonus or other cash incentive that Employee is otherwise eligible to earn in the ordinary course, during the partial year prior to date of termination, pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for cash bonuses or other cash incentives (provided that the Company goals that trigger the obligation of the Company to pay any such cash bonus or other cash incentives are satisfied).

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Section 8. Work Product.

(a) Employee agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, formulas, strategies, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Employee (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) during the Term of Employment (“Work Product”) belong in all instances to the Company. Employee will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term of Employment) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Employee recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Employee’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

(b) Employee shall, during the Term of Employment and at any time thereafter, assist and cooperate fully with the Company in obtaining for the Company the grant of letters patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and/or such other countries as the Company may designate. With respect to Work Product, Employee shall, during the Term of Employment and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Employee will not assert or make a claim of ownership of any Work Product, and Employee will not file any applications for patents or copyright or trademark registration relating to any Work Product.

(c) Employee agrees that the Company shall not be required to designate Employee as the inventor or author of any Work Product. Employee hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Employee’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Employee hereby waives all claims to moral rights in and to any Work Product.

(d) Employee will not, in the course of employment with the Company, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Employee or in which Employee has an interest without the Company’s prior written permission. Employee hereby grants the Company a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Work Product. Employee will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Employee into any Work Product without the Company’s prior written permission.

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(e) Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Employee, if the Company is unable because of Employee’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Employee’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by the Company pursuant to this Section.

Section 9. Confidentiality; Restricted Activities. Employee agrees that some restrictions on Employee’s activities are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its affiliates:

(a) Employee shall not disclose Confidential Information to, or use Confidential Information for the benefit of, any Person, except: (i) to the extent required by an order of a court having jurisdiction over Employee or under subpoena from an appropriate government agency, in which event, Employee shall use Employee’s good faith efforts to consult with the General Counsel of the Company prior to responding to any such order or subpoena, or (ii) as required in the performance of Employee’s obligations under this Agreement.

(b) Employee agrees that, during the Term of Employment, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company or its subsidiaries), that engages in any Competitive Activities. Notwithstanding anything herein to the contrary, this Section 9 shall not prevent Employee from acquiring or holding as an investment securities: (x) of the Company or (y) representing not more than three percent (3%) of the outstanding voting securities of any other publicly-held corporation.

(c) Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in this Section 9 may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 9, restraining Employee from engaging in activities prohibited by this Section 9 or such other relief as may be required specifically to enforce any of the covenants in this Section 9.

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(d) If any court of competent jurisdiction shall at any time determine that any covenant or agreement contained in this Section 9 exceeds the temporal, geographic, or other limitations permitted by applicable law in any jurisdiction and renders such covenant or agreement unenforceable, the other provisions of this Section 9 shall nevertheless remain in effect and such covenant or agreement shall be deemed to be reformed and modified to the maximum temporal, geographic or other limitation permitted by law under the circumstances, and the Company and Employee each agree that any such court shall be expressly empowered to so reform and modify such covenant or agreement.

(e) Employee acknowledges and agrees that: (A) the agreements and covenants contained in this Section 9 (i) are reasonable and valid in geographical and temporal scope and in all other respects, (ii) are essential to protect the value of the business, assets and confidential information of the Company and its subsidiaries, and (iii) will not impose any undue hardship on Employee, and (B) Employee has and will obtain valuable knowledge (including knowledge of the Company’s trade secrets, customer relationships and other confidential information), contacts, know-how, training and experience and such knowledge, know-how, contacts, training and experience could be used to the substantial detriment of the Company and its subsidiaries. Employee further acknowledges that the Company’s agreement to enter into the Agreement and to make the payments and take the actions contemplated herein is conditioned upon Employee’s agreement to the terms set forth in this Section 9 and the Company’s agreement to enter into the Agreement constitutes good and valuable consideration for Employee’s agreement to the restrictions set forth in this Section 9.

(f) In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of: (i) the property of the Company and (ii) the documents and data of any nature and in whatever medium of the Company, and Employee shall not take with Employee any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

Section 10. Injunctive Relief. Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Employee from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof.

Section 11. Representations and Warranties of Employee. Employee represents and warrants to the Company that:

(a) Employee is entering into this Agreement voluntarily and that Employee’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which Employee is a party or by which Employee may be bound;

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(b) Employee has not, and in connection with Employee’s employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which Employee is or may be bound; and

(c) In connection with Employee’s employment with the Company, Employee has not and will not disclose or use any confidential or proprietary information Employee may have obtained in connection with Employee’s employment by any prior employer.

Section 12. Taxes.

(a) The Company may withhold from any payments made under this Agreement, including payments made pursuant to Section 7, all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to Employee in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to Employee pursuant to this Agreement, including, specifically, the application of the provisions of Sections 280G or 409A of the Code to such payments.

(b) In the event that any amount otherwise payable pursuant to Section 7 would be deemed to constitute a parachute payment (a “Parachute Payment”) within the meaning of Section 280G of the Code, and if any such Parachute Payment, when added to any other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts and in such order as the Company shall determine in its sole discretion.

Section 13. Set Off; Mitigation. The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its subsidiaries or affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 14. Arbitration. Concurrently with this Agreement, Employee and the Company are entering into a Mutual Agreement to Arbitrate that is attached hereto as Exhibit A.

Section 15. Delay in Payment. Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

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Section 16. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company without Employee’s prior written consent to a Person other than a subsidiary, affiliate, or parent entity of the Company or their respective successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other Person, this Agreement shall, subject to the provisions hereof, be freely assignable to, and be binding upon and inure to the benefit of, each such Person, without Employee’s consent, and, to the extent the Agreement has been so assigned, such Person shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee, by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or this Section 15, nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Company (and its subsidiaries and affiliates) and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 17. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is approved by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 18. Severability. If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (i) the remaining terms and provisions hereof shall be unimpaired, and (ii) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 19. Governing Law and Jurisdiction. This Agreement is governed by and is to be construed under the laws of the State of California without regard to conflict of laws rules. Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof (other than claims for injunctive relief, which shall be governed by Section 10 hereof) shall be brought exclusively in the State or Federal courts located in San Diego County in California. By execution of the Agreement, the parties hereto, and their respective affiliates, consent to the exclusive jurisdiction of such court, and waive any right to challenge jurisdiction or venue in such court with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Agreement.

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Section 20. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third (3rd) business day after the date of such mailing.

Section 21. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 22. Entire Agreement. This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties hereto relating to the subject matter of this Agreement, including, without limitation, any severance or termination agreement between the Company and Employee, if any.

Section 23. Survival of Operative Sections. Upon any termination of Employee’s employment with the Company, the provisions of Section 7 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 24. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile (including by way of PDF files) signature.

* * *

[Signatures to appear on the following page.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

FLUX POWER HOLDINGS, INC.

By:
Dale Robinette
Lead Independent Director and Chair of Compensation Committee

EMPLOYEE:

KRISHNA VANKA

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